Exhibit 6(a) 11
                                                            ---------------



                                     PORTEC, INC.
                                     ------------

                      COMPUTATION OF NET INCOME PER COMMON SHARE
                      ------------------------------------------


                           Three Months                       Six Months
                          Ended June 30,                    Ended June 30,
                       -------------------               -------------------


                        1997         1996                 1997         1996
                       ------       ------               ------       ------

     Average Shares
      Outstanding     4,534,251    4,582,973            4,517,682    4,575,590

     Net Income      $1,542,000   $1,921,000           $2,323,000   $3,894,000

     Per Share
      Amount           $    .34     $    .42             $    .51     $    .85